As filed with the Securities and Exchange Commission on June 6, 2003.
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ROPER INDUSTRIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	51-0263969

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2160 SATELLITE BLVD., SUITE 200, DULUTH, GEORGIA	30097

(Address of Principal Executive Offices)	(Zip Code)

ROPER INDUSTRIES, INC. NON-QUALIFIED RETIREMENT PLAN

(Full Title of the Plan)

Martin S. Headley
Vice President and Chief Financial Officer
2160 Satellite Blvd.
Suite 200
Duluth, Georgia 30097

(Name and Address of Agent For Service)

(770) 495-5100

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Gabriel Dumitrescu, Esq.
Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street, N.E.
Suite 1600
Atlanta, Georgia 30303

Title of Each Class
of Securities to be		Proposed Maximum		Proposed Maximum
Registered	Amount to be	Offering Price		Aggregate Offering	Amount of
Roper Industries,	Registered	Per Unit		Price	Registration Fee

Roper Industries Inc. Non-Qualified Retirement Plan Obligations(1)	$10,000,000 (2)	100	%(2)	$10,000,000 (2)	$809.00

(1)	Roper Industries, Inc. Non-Qualified Retirement Plan Obligations are unsecured obligations of the Registrant to pay benefits in the future in accordance with the terms and conditions of the Roper Industries, Inc. Non-Qualified Retirement Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to employees of the Registrant as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The Registrant hereby incorporates by reference in this Registration Statement the documents listed below previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1)	the Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(2)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date upon which this offering is terminated shall be deemed to be incorporated by reference herein and to be part hereof from the date any such document is filed.

Item 4. Description of Securities.

     Under the Roper Industries, Inc. Nonqualified Retirement Plan (the “Plan”), certain management and highly compensated employees of Roper Industries, Inc. (the “Registrant”) may elect to defer a portion of their base salary and bonus compensation. Amounts deferred by a Plan participant (a “Participant”) are credited to the Participant’s deferral contribution account. The Plan permits the Registrant to make excess matching contributions and discretionary contributions to an account maintained by each Participant. Deferred amounts will be credited with rates of return selected by the Participant in accordance with investment elections made by the Participant.

     The obligations of the Registrant under the Plan (the “Obligations”) are unsecured general obligations to pay in the future the value of the deferred compensation accounts adjusted to reflect the performance of the selected investment funds in accordance with the terms of the Plan. The Obligations rank without preference with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding and are, therefore, subject to the risks of the Registrant’s insolvency. The Registrant is not required to fund or otherwise segregate assets to be used for the payment of the Obligations. Notwithstanding the foregoing, the Registrant has established a grantor trust to assist it in funding the Obligations and any payments made to a participant or to a beneficiary of a participant from the trust will relieve the Registrant from any further obligations under the Plan to the extent of such payments.

     Benefits under the Plan are generally payable upon termination of employment, retirement or death. The form of payment is selected by the administrator of the Plan and is made either in a lump sum or in annual or more frequent installments. Benefits are paid in cash.

     Under the Plan, a Participant’s right to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan or by the laws of descent and distribution. The Obligations are not convertible into another security of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the making of investment elections and giving of notices.

     The Registrant may modify, amend or terminate the Plan at any time. No such modifications or amendment shall have the effect of retroactively changing or depriving any Participants of benefits already accrued under the Plan.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Company’s Amended and Restated Certificate of Incorporation contains provisions which eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty other than liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law (“DGCL”) or any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL generally provides for indemnification by the Company of its directors and officers, and the Company’s By-Laws contain provisions requiring the indemnification of the Company’s directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary.

     The Company has also agreed to indemnify each director and certain officers pursuant to Indemnification Agreements from and against any and all expenses, losses, claims, damages and liabilities incurred by such director for or as a result of actions taken or not taken while such director or officer was acting in his or her capacity as a director, officer, employee or agent of the Company. In addition, the Company maintains directors’ and officers’ liability insurance which insures the Company against indemnification payments made to directors and officers of the Company.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Description

4.1	Roper Industries, Inc. Nonqualified Retirement Plan incorporated herein by reference to Exhibit 10.06 to the Roper Industries, Inc. Annual Report on Form 10-K/A filed January 22, 2003 (File No. 1-12273).

5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP with respect to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Explanation Concerning Absence of Current Consent of Arthur Andersen LLP.

23.3	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see signature pages to this Registration Statement).

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement on Form S-8 (this “Registration Statement”):

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement.

               Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Duluth, State of Georgia, on this 6th day of June 2003.

ROPER INDUSTRIES, INC.

By:	/s/ Brian D. Jellison Brian D. Jellison President, Chief Executive Officer and Director

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian D. Jellison, Martin S. Headley, and Shanler D. Cronk, and any of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the date specified.

Signature	Title	Date

Derrick N. Key	Chairman of the Board of Directors

/s/ Brian D. Jellison Brian D. Jellison	President, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2003

/s/ Martin S. Headley Martin S. Headley	Vice President and Chief Financial Officer (Principal Financial Officer)	June 6, 2003

/s/ W. Lawrence Banks W. Lawrence Banks	Director	June 6, 2003

/s/ Donald G. Calder Donald G. Calder	Director	June 6, 2003

/s/ David W. Devonshire David W. Devonshire	Director	June 6, 2003

/s/ John F. Fort, III John F. Fort, III	Director	June 6, 2003

/s/ Wilbur J. Prezzano Wilbur J. Prezzano	Director	June 6, 2003

Signature	Title	Date

/s/ Georg Graf Schall-Riaucour Georg Graf Schall-Riaucour	Director	June 6, 2003

/s/ Eriberto R. Scocimara Eriberto R. Scocimara	Director	June 6, 2003

/s/ Christopher Wright Christopher Wright	Director	June 6, 2003

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Roper Industries, Inc. Nonqualified Retirement Plan incorporated herein by reference to Exhibit 10.06 to the Roper Industries, Inc. Annual Report on Form 10-K/A filed January 22, 2003 (File No. 1-12273).

5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Explanation Concerning Absence of Current Consent of Arthur Andersen LLP.

23.3	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see signature pages to this Registration Statement).